UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 29, 2020

UNITIL CORPORATION

(Exact name of registrant as specified in its charter)

New Hampshire	1-8858	02-0381573
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

6 Liberty Lane West, Hampton, New Hampshire	03842-1720
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (603) 772-0775

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange of which registered
Common Stock, no par value	UTL	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

(d)	Election of Directors

On January 29, 2020, the Board of Directors of Unitil Corporation (the “Company”) elected Winfield S. Brown as a Director, effective immediately. The addition of a new Director is part of the Board of Directors’ normal succession planning process in anticipation of upcoming retirements from the Board of Directors due to Directors reaching the mandatory retirement age of 75. Mr. Brown will serve on the Board of Directors until the Company’s 2020 annual meeting of shareholders, scheduled for April 29, 2020, at which point he will stand for election to the Board of Directors for a three-year term. The Board of Directors also appointed Mr. Brown to its Compensation Committee.

The Nominating and Governance Committee of the Board of Directors recommended (i) Mr. Brown’s election to the Board of Directors and (ii) Mr. Brown’s appointment to the Compensation Committee.

The Board of Directors has determined that Mr. Brown is independent (as defined in Section 303A.02 of the NYSE Listed Company Manual – Corporate Governance Standards). Mr. Brown does not have any relationships with the Company requiring disclosure under Item 404(a) of Regulation S-K.

Mr. Brown has been the President and CEO of Heywood Healthcare, a north central Massachusetts, non-profit healthcare organization, which includes Heywood Hospital, Gardner, Massachusetts, and Athol Hospital, Athol, Massachusetts, since January 2013. Prior to Heywood Healthcare, Mr. Brown served as President and CEO of Heywood Hospital from 2011 until 2013. Preceding his role at Heywood, Mr. Brown served as Vice President of Administration at Lowell General Hospital in Lowell, Massachusetts, Vice-President of Marketing, Planning and Development at Northern Berkshire Healthcare in North Adams, Massachusetts, and Executive Director and Vice President of St. Mary’s Foundation – St. Mary’s Health System in Lewiston, Maine. Mr. Brown earned a Bachelor of Arts in Economics from Bates College, a Master of Science in Business from Husson University, and a Master of Healthcare Administration from the University of Minnesota. Mr. Brown is a Fellow of the American College of Healthcare Executives, and also serves on the Board of Directors of the Massachusetts Hospital Association and Vizient, Inc., and as chair of the United Way of North Central Massachusetts.

As of January 29, 2020, Mr. Brown did not beneficially own any shares of the Company’s common stock. The address for Mr. Brown is c/o Unitil Corporation, 6 Liberty Lane West, Hampton, New Hampshire 03842-1720.

Members of the Board of Directors who are not officers of the Company or any of its subsidiaries are entitled to (i) an annual cash retainer fee of $65,000 per year, which is paid in quarterly installments, (ii) an annual equity retainer fee of $70,000 per year, which is payable in kind as common stock or restricted stock units and (iii) $2,000 for each special meeting of the Board of Directors that they attend in person. In addition, the chair of each committee of the Board of Directors will receive an annual cash retainer of $16,000, and each non-chair member of a committee of the Board of Directors will receive an annual cash retainer of $6,000 per committee per year, both of which are paid in quarterly installments.

Item 7.01	Regulation FD Disclosure

A copy of the Registrant’s press release issued regarding the matter identified in Item 5.02(d) is included herein as Exhibit 99.1 and incorporated herein by reference. A copy of the Registrant’s press release issued regarding the matter identified in Item 8.01 is included herein as Exhibit 99.2 and incorporated herein by reference.

The information furnished under Item 7.01 of this Current Report on Form 8-K, including Exhibit 99.1 and Exhibit 99.2 attached hereto, shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, except as shall be expressly set forth by specific reference in such filing.

Item 8.01	Other Events

On January 29, 2020, the Board of Directors of the Company declared a quarterly dividend on the Company’s common stock of $0.375 per share, payable February 28, 2020, to shareholders of record on February 14, 2020. The dividend represents an increase of $0.02 per share on an annual basis, resulting in an increase in the effective annualized dividend rate to $1.50 per share from $1.48 per share.

Item 9.01	Financial Statements and Exhibits

(d)    Exhibits

Number	Exhibit

99.1	Press Release dated January 29, 2020 regarding election of director.

99.2	Press Release dated January 29, 2020 regarding declaration of dividend.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

UNITIL CORPORATION

By:	/s/ Christine L. Vaughan
Christine L. Vaughan
Senior Vice President, Chief Financial Officer and Treasurer

Date: February 3, 2020